AMENDMENT NO. 3
TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated September 6, 2024
among
Empowered Funds, LLC, Cambria Investment Management, L.P., and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Cambria Global Shareholder Yield ETF	0.30%
Cambria Tax Aware ETF	0.25%
Cambria Endowment Style ETF	0.00% (zero)
Cambria Global Equal Weight ETF	0.13%
Cambria US Equal Weight ETF	0.13%

IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers as of April 25, 2025.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Sean Hegarty	By:	/s/ Michael D. Barolsky
Name:	Sean Hegarty	Name:	Michael D. Barolsky
Title:	Chief Operating Officer	Title:	Vice President & Secretary

CAMBRIA INVESTMENT MANAGEMENT, L.P.

By:	/s/ Mebane Faber
Name:	Mebane Faber
Title:	Chief Investment Officer

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